united states

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 21, 2014

Astoria Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11967	11-3170868
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

ONE ASTORIA BANK PLAZA, LAKE SUCCESS, NEW YORK 11042-1085

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (516) 327-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 21, 2014, Astoria Financial Corporation (the “Corporation”), the holding company for Astoria Bank (“the Bank”), issued a press release announcing that the Bank entered into an agreement to sell certain non-performing residential mortgage loans to Credit Suisse for consideration of approximately $186 million (the “NPL Sale”). The NPL Sale is expected to close on or about July 31, 2014, subject to usual and customary closing conditions.

In anticipation of the NPL Sale, such non-performing loans were designated as held-for-sale as of June 30, 2014 and were written down from their carrying value of approximately $195 million to their estimated fair value of $186 million. As a result, the Company recorded an $8.7 million charge-off and a $5.7 million loan loss release ($3.7 million, or $0.04 per common share, after tax) in the second quarter. The full financial impact and additional discussion of the designation of such loans as held-for-sale will be described in the Company’s second quarter 2014 earnings release, which is expected to be issued on Wednesday, July 23, 2014. The Corporation will also host an earnings conference call on Thursday, July 24, 2014 at 10:00 a.m. (ET). A copy of the press release is included herewith as an exhibit to this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press release dated July 21, 2014.

signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTORIA FINANCIAL CORPORATION

By:	/s/	Theodore S. Ayvas
Theodore S. Ayvas
Vice President and Director of
Investor Relations

Dated: July 22, 2014

EXHIBIT INDEX
Exhibit Number	Description
99.1	Press release dated July 21, 2014.

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